                                                                 Exhibit 4.(c).5

                                 CDC CORPORATION

                                       AND

                             CDC CORPORATION LIMITED

                                       AND

                           DR. RAYMOND KUO-FUNG CH'IEN

                                   ----------

                             TERMINATION AND RELEASE
                                    AGREEMENT

                                   ----------

     THIS TERMINATION AND RELEASE AGREEMENT effective as of the Effective Date between CDC Corporation Limited located at 34/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the "Employer"), CDC Corporation located at 34/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the "Parent"), and Dr. Raymond Kuo-Fung Ch'ien located at c/o china.com Corporation Limited, 34/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the "Executive"). The Employer, the Parent and the Executive are collectively referred to as the "Parties" and each, a "Party".

     WHEREAS, effective as of April 27, 2004, the Employer and the Executive entered into an Executive Services Agreement pursuant to which the Executive agreed to provide certain services to the Employer on the terms set forth therein (the "Original Executive Services Agreement").

     WHEREAS, effective as of April 27, 2004, the Employer and the Executive entered into Amendment No. 1 to the Original Executive Services Agreement pursuant to which, among other things, the Executive agreed to serve as Acting Chief Executive Officer of the Parent until March 31, 2005 on the terms set forth in such amendment (the "Amendment No. 1 to the Original Executive Services Agreement").

     WHEREAS, dated March 2, 2005, the Employer and the Executive entered into an Amended and Restated Executive Services Agreement (Executive Chairman) pursuant to which the Employer and the Executive agreed to amend and restate in its entirety the terms of the Original Executive Services Agreement and the Amendment No.1 to the Original Executive Services Agreement (the "Executive Chairman Services Agreement").

     WHEREAS, effective as of March 2, 2005, the Employer and the Executed entered into a CEO Services Agreement (Chief Executive Officer) pursuant to which the Executive agreed to provide services as Chief Executive Officer of the Parent (the "CEO Services Agreement").

     WHEREAS, the Employer and the Executive desire to terminate the CEO Services Agreement and the Executive Chairman Services Agreement pursuant to the terms and conditions set forth herein.

     WHEREAS, the Executive has been granted certain share options to purchase an equivalent number of the Parent's Class A Common Shares, par value US$0.00025 per share as set forth in the option award agreements attached hereto under Exhibit A to this Agreement.

     WHEREAS, the terms of this Agreement have been approved by the board of directors of the Parent (the "Board") and the form of this Agreement has been ratified by the Board.

     NOW, THEREFORE, in consideration of the foregoing mutual covenants and agreements contained herein, the Parties hereby agree as follows as of and from the Effective Date:

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following words and expressions shall bear the following meanings, unless the context otherwise requires:

     "Associated Company" means any corporation or other business entity or entities that directly or indirectly controls, is controlled by, or is under common control with the Parent on or


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

after the Effective Date or all other entities in the group of companies of such Associated Companies.

     "Average Trading Price" means the average of the per share closing price of the Shares on the Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one trading day prior to such date.

     "Board" means the meaning set forth in the recital above.

     "CEO Services Agreement" has the meaning set forth in the recitals above.

     "Effective Date" means August 30, 2005.

     "Employer" has the meaning set forth in the introductory paragraph above.

     "Executive" has the meaning set forth in the introductory paragraph above.

     "Executive Options" means the certain share options granted to the Executive to purchase an equivalent number of the Parent's Class A Common Shares, par value US$0.00025 per share as set forth in Schedule B to this Agreement.

     "Hong Kong" means the Hong Kong Special Administration Region of the People's Republic of China.

     "New Options" has the meaning set forth in Clause 6.3.

     "Parent" has the meaning set forth in the introductory paragraph above.

     "Parties" or "Party" has the meaning set forth in the introductory paragraph above.

     "Shares" has the meaning set forth in Clause 6.3.

     "Six Month Period" has the meaning set forth in Schedule A.

     "1999 Stock Option Plan" means the Parent's stock option plan, which was initially registered pursuant to a registration statement on Form S-8 with the U.S. Securities and Exchange Commission in December 1999, as amended from time to time.

1.2 Any reference in this Agreement to any ordinance or other enactment shall be deemed also to refer to any statutory modification, amendment, codification or re-enactment thereof or substitution therefore or regulations or guidelines issued under any of the foregoing.

1.3 Any reference to a numbered clause or a numbered schedule shall be a reference to the relevant clause, or as the case may be, the relevant schedule of this Agreement.

1.4 The headings to the clauses of this Agreement shall not affect its interpretation.

2.   TERMINATION OF CEO SERVICES AGREEMENT & EXECUTIVE CHAIRMAN SERVICES
     AGREEMENT


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

2.1 Except as otherwise set out in Clause 4 of this Agreement, the Employer and the Executive agree that the CEO Services Agreement and the Executive Chairman Services Agreement is hereby and forever terminated.

3.   CONFIDENTIAL INFORMATION

3.1 The Executive represents and warrants to the Employer and the Parent that it has complied with the terms of Clauses 7 of the CEO Services Agreement and the Executive Chairman Services Agreement relating to Confidential Information (as defined in the CEO Services Agreement and the Executive Chairman Services Agreement, respectively).

4.   SURVIVAL OF NON-SOLICITATION & NON-COMPETITION

4.1 Notwithstanding anything in this Agreement to the contrary, each of the Employer and the Executive acknowledge and agree that Clauses 8 and 9.2 of the CEO Services Agreement and the Executive Chairman Services Agreement shall survive termination provided that the twenty four (24) months period after termination specified in Clauses 8 and 9.2 of the CEO Services Agreement and the Executive Chairman Services Agreement shall be reduced to a period of twelve
(12) months after termination.

4.2  [INTENTIONALLY OMMITTED]

5.   PAYMENT

5.1 Without any admission of liability and in consideration of the mutual covenants and agreements contained herein, the Employer will pay the Executive US$200,000 which relates to salary for July and August 2005 (the "Payment") less any applicable tax and pension amount required to be deducted by law which shall include all payments for salary, wages, payment in lieu of notice, leave entitlements (including but not limited to annual leave), severance pay, commission, bonus, incentives, pension payments, compensation, damages, long service leave or anything else connected or associated with the CEO Services Agreement and/or the Executive Chairman Services Agreement.

5.2 The Executive agrees that the Payment is the full amount that the Employer, Parent or any Associated Company owes to the Executive.

6    AMENDMENT TO EXERCISEABILITY OF CERTAIN OPTIONS

6.1 The Parent agrees to use its reasonable best efforts, notwithstanding the terms of the Parent's 1999 Stock Option Plan, to (i) cause the terms of the option award agreements for the Executive Options set forth in Schedule B to this Agreement to be modified and amended to permit the Executive to exercise such options as long as the Executive remains a member of the Board and until the Option Expiration Date set forth in Schedule B hereto; and (ii) cause the terms of the option award agreements for the Executive Options set forth in Schedule C to this Agreement to be modified and amended to permit the Executive to exercise such options until December 31, 2005. For the avoidance of doubt, all Executive Options which have a vesting date after August 30, 2005 are hereby terminated and cancelled.

6.2 For the avoidance of doubt, in the event that the Executive ceases to be a member of the Board, the Executive shall have until the earlier of (a) 90 days after the Board determines that the Executive is no longer in possession of material non-public information, such the Executive may


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

freely transact the unexercised options in compliance with the Parent's insider trading policy and applicable law or (b) the Option Expiration Date to exercise such vested options set forth in Schedule B to this Agreement, at which time all of such unexercised options shall expire.

6.3 The Parent agrees to grant the Executive a total of 45,000 share options under the 1999 Stock Option Plan (the "New Options") to purchase an equivalent number of the Parent's Class A Common Shares, par value US$0.00025 (the "Shares"). The New Options shall be granted on January 1, 2006 and the exercise price for the New Options shall be equal to the higher of (i) Average Trading Price and (ii) the fair market value of the Shares on such date. The New Options shall vest over a period of eighteen (18) months according to a vesting schedule as set forth in Schedule D. The New Options will be subjected to Clause 6.2 and except as otherwise provided for in this Agreement, the New Options granted shall be subject to the terms and conditions of the 1999 Stock Option Plan.

7.   HEALTH INSURANCE BENEFITS

7.1 For as long as the Executive serves as a director on the Board, the Employer agrees that it will continue to maintain a health insurance policy for the Executive (including spouse and immediate family) with terms and conditions similar to that available to its other Hong Kong-based executives. The Executive acknowledges that the adoption of a medical insurance program by the Employer shall be within the full discretion of the Employer.

8.   RETURN OF PAPERS

8.1 The Executive represents and warrants to the Employer and the Parent that he has complied with the terms of Clauses 10 of the CEO Services Agreement and the Executive Chairman Services Agreement relating to return of papers.

9.   PROPRIETARY INVENTIONS

9.1 The Executive represents and warrants that he has disclosed promptly to the Employer all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, intellectual property or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered or developed by the Executive, either alone or in conjunction with any other person during the term of the CEO Services Agreement and the Executive Chairman Services Agreement, or using the Employer's or any Associated Company's materials or facilities which discoveries or developments are based on, derived from or make use of any information directly related to the business disclosed to, or otherwise acquired by, the Executive from the Employer or any Associated Company during the term of CEO Services Agreement and the Executive Chairman Services Agreement. The Executive covenants and agrees that any copyright, patent, trademark or other proprietary rights in any such discoveries shall be the sole and exclusive property of the Employer, and the Employer need not account to the Executive for any revenue or profit derived therefrom. If by operation of law or otherwise, any or all of the items of this Clause 9.1 or any component or element thereof is considered to be the intellectual property right of the Executive, the Executive covenants and agrees to irrevocably assign to the Employer, its successor and assigns, ownership of all copyrights and all other intellectual property rights available with respect to each such element or item. The Executive shall be deemed to have granted the Employer an irrevocable power of attorney to execute as its agent any and all documents (including copyright registrations) deemed necessary by the Employer to perfect Employer's intellectual property rights in and to each of the items in this clause.


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

10.  RIGHT TO INJUNCTIVE RELIEF

10.1 The Executive acknowledges that the Employer, the Parent or an Associated Company may suffer irreparable harm, which cannot readily be measured in monetary terms, if the Executive breaches its representations, warranties or obligations under Clauses 3, 4, 8, or 9 of this Agreement. The Executive further acknowledges and agrees that the Employer, the Parent or an Associated Company may obtain injunctive or other equitable relief against it to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, then the Executive will cure such breach as promptly as practicable upon notice of such breach to the Executive. Such injunctive relief shall be in addition to any other remedies the Employer or the Parent might have under this Agreement or at law.

11.  COVENANTS UPON CEASING TO RENDER SERVICES

11.1 The Executive agrees that in the event the Executive shall no longer serve as a director on the Board he will observe the covenants set forth in Schedule A to this Agreement.

12.  MISCELLANEOUS MATTERS

12.1 If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. It is the intention of the Parties that the provisions contained in Clauses 3, 4, 8 and 9 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts allegedly in breach of these provisions.

12.2 This Agreement may not be modified or amended, except by an instrument in writing, signed by a duly authorized representative of the Executive and the Employer. By an instrument in writing similarly executed, any Party may waive compliance by the other Party with any provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

12.3 The terms of this Agreement are intended by the Parties to be the full and final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement fully supersedes any prior oral or written agreement between the Parties.

12.4 The headings for the clauses of this Agreement are for convenience only and are not part of this Agreement.


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

12.5 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

12.6 The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement if they so desire; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party's own judgment and not on any representations or promises made by the other Parties, other than those contained in this Agreement.

13.  NOTICE

13.1 All such notices and communications shall be effective (a) when sent by FedEx or other overnight service of recognized standing, on the third business day following the deposit with such service; and (b) when faxed during normal business hours on a day on which the Employer is open for business, upon confirmation of receipt. The Parties shall be obligated to notify each other in writing of any change of the below address. Notice of change of address shall be effective only when done in accordance with this Clause. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed or delivered via courier to each Party as follows:

     If to the Employer or the Parent:

     Address:   34/F, Citicorp Centre
                18 Whitfield Road
                Causeway Bay, Hong Kong
     Facsimile: 852-2237-7227
     Attention: Mr. Steven Chan

     If to the Executive:

     Address:   c/o Crown Motors Limited
                22/F, Citicorp Centre
                18 Whitfield Road
                Causeway Bay, Hong Kong
     Facsimile: 852-2596-0245
     Attention: Dr. Raymond Kuo-Fung Ch'ien

14.  GOVERNING LAW

14.1 This Agreement shall be governed by and construed under the law of Hong Kong and each of the Parties hereby irrevocably agrees for the exclusive benefit of the Employer that the Courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.


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

     IN WITNESS whereof this Termination and Release Agreement has been signed by or on behalf of the Parties hereto and is effective as of the Effective Date.


SIGNED by /s/ Wang Cheung Yue Fred    )
          ---------------------------
Wang Cheung Yue Fred, Director        )
on behalf of CDC Corporation          )
in the presence of                    )


/s/ Simon Wong
-------------------------------------


SIGNED by /s/ Raymond Kuo-Fung Ch'ien )
          ---------------------------
Dr. Raymond Kuo-Fung Ch'ien           )
in the presence of                    )


/s/ Fion Cjam
-------------------------------------


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

                                                                      SCHEDULE A

The Executive agrees in the event he shall no longer serve as a director on the Board, to observe the covenants set forth below:

1. For the period from the date of this Agreement until six (6) months after the Executive ceases to serve as a director on the Board (the "Six Month Period"), not grant interviews or make statements regarding the Parent, any Associated Company or any of their respective directors, executive officers or employees without the prior express written consent of the then current CEO.

2. During the Six Month Period, other than as may be required by a court order, not to disparage the Parent or any Associated Company, or any member of the board of directors, executive officer or employee of the Parent or any Associated Company.

3. For the period from the date of this Agreement until six (6) months after the Executive ceases to serve as a director on the Board, acknowledge that the Executive and/or the Executive has or may be deemed to have had under the relevant securities laws access to confidential and/or price-sensitive information relating to the Parent and Associated Companies. The Executive agrees that he will not and will use reasonable endeavors to cause immediate family and associated companies (including, but not limited to the Executive) not to trade in securities of the Parent and Associated Companies, and will take such actions or engage in such conduct as advisable or necessary to avoid liability or violations of "insider trading" rules under relevant securities laws, including avoiding any conduct that would result in becoming a "tipper" or "tippee" under the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, and the rules of the Stock Exchange of Hong Kong Limited and the Securities and Futures Commission of Hong Kong. The Company will render reasonable assistance to the Executive to enable any restricted shares or options of the Company that he owns to become freely tradeable.

4. During the Six Month Period, cooperate with the Parent and any Associated Company in the initiation of a claim and/or counterclaim of any action brought against any third party, as the case may be, with respect to the Parent or any Associated Company.

5. During the Six Month Period, cooperate with the Parent and any Associated Company in the defense of any action brought by any third party against the Parent or any Associated Company that relates to any aspect of the Executive's employment with the Employer.

6. In connection with proceedings related to covenants 4 and 5 above (other than against the Parent or any Associated Company) use advisers nominated by the Parent and, if the Parent requests, allow the Parent the exclusive conduct of the proceedings provided that it is not detrimental to the Executive's interest and the Executive may retain his own counsel at reasonable expense that is not to exceed that of the Company's counsel to advise him on such proceedings.


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

                                                                      SCHEDULE B

            OPTION AWARDS GRANTED TO THE EXECUTIVE WHICH HAVE VESTED
        UP TO AUGUST 30, 2005 AND WHICH SURVIVE TERMINATION AND WILL NOT
                     EXPIRE AS LONG AS THE EXECUTIVE REMAINS
            ON THE BOARD OR UNTIL THE OPTION TERMINATION DATE SUBJECT
                             TO CLAUSES 6.1 AND 6.2.

                   Vested Options up to
   Grant date         August 30, 2005     Strike Price   Option Expiration Date
   ----------      --------------------   ------------   ----------------------
June 22, 1999              66,667           US$3.3750         June 21, 2009
October 17, 2000          100,000           US$6.8125       October 16, 2010
January 9, 2001            30,000           US$4.2813        January 8, 2011
April 27, 2001            220,000           US$2.7400        April 26, 2011
July 13, 2001             400,000           US$2.9700         July 12, 2011
April 27, 2005             62,500           US$2.6860        April 26, 2015


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

                                                                      SCHEDULE C

            OPTION AWARDS GRANTED TO THE EXECUTIVE WHICH HAVE VESTED
        UP TO AUGUST 30, 2005 AND WHICH SURVIVE TERMINATION AND WILL NOT
                     EXPIRE UNTIL DECEMBER 31, 2005 SUBJECT
                             TO CLAUSES 6.1 AND 6.2.

               Vested Options up to
Grant date        August 30, 2005     Strike Price   Option Expiration Date
----------     --------------------   ------------   ----------------------
May 11, 2004          300,000           US$7.7700         May 10, 2014


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

                                                                      SCHEDULE D

                         VESTING SCHDULE FOR NEW OPTIONS

Amount of Options Vested     Vesting Date
------------------------   ---------------
15,000                     July 1, 2006
15,000                     January 1, 2007
15,000                     July 1, 2007


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

                                                                       EXHIBIT A

                        [INSERT OPTION AWARD AGREEMENTS]


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